As filed with the Securities and Exchange Commission on November 20, 2014

Registration No. 333-140854

Registration No. 333-185190

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-140854

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-185190

UNDER

THE SECURITIES ACT OF 1933

TELEDYNE BOLT, INC.

(Exact name of registrant as specified in its charter)

Connecticut	06-0773922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Four Duke Place, Norwalk, Connecticut	06854
(Address of principal executive offices)	(Zip Code)

BOLT TECHNOLOGY CORPORATION AMENDED AND RESTATED 2006 STOCK OPTION AND RESTRICTED STOCK PLAN

BOLT TECHNOLOGY CORPORATION 2012 STOCK INCENTIVE PLAN

(Full title of the plan)

Melanie S. Cibik

c/o Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Name and address of agent for service)

(805) 373-4545

(Telephone number, including area code, of agent for service)

with a copy to:

Scott E. Westwood, Esq.

Gary Regan, Esq.

EQT Plaza

625 Liberty Avenue, 23rd Floor

Pittsburgh, Pennsylvania 15222-3142

(412) 667-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

REMOVAL FROM REGISTRATION

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), of Teledyne Bolt, Inc., a Connecticut corporation, formerly known as Bolt Technology Corporation (the “Company”):

(1)	Registration Statement No. 333-140854, pertaining to the registration of shares of common stock, no par value per share, of the Company (“Common Stock”) under the Bolt Technology Corporation Amended and Restated 2006 Stock Option and Restricted Stock Plan, which was filed with the Securities and Exchange Commission (“SEC”) on November 21, 2007; and

(2)	Registration Statement No. 333-185190, pertaining to the registration of shares of Common Stock under the Bolt Technology Corporation 2012 Stock Incentive Plan, which was filed with the SEC on November 29, 2012.

Such Post-Effective Amendments are being filed to deregister all of the shares of Common Stock previously registered under the above Registration Statements on Form S-8 and remaining available thereunder.

On November 18, 2014, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 3, 2014 (the “Merger Agreement”), by and among the Company, Teledyne Technologies Incorporated, a Delaware corporation (“Teledyne”), and Lightning Merger Sub, Inc., a Connecticut corporation and wholly-owned subsidiary of Teledyne (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Teledyne (the “Merger”). In connection therewith, each share of the Company’s common stock issued and outstanding immediately prior to the effective time (other than shares owned by the Company (or held in the Company’s treasury), Teledyne or Merger Sub or any of their direct or indirect wholly owned subsidiaries) was converted automatically into the right to receive $22.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). Additionally, at the effective time of the Merger, each outstanding option to purchase common stock of the Company (whether vested or unvested) was converted into the right to receive an amount in cash equal to the excess, if any, of $22.00 over the exercise price of such option, and each outstanding share of restricted stock vested and was converted into the right to receive an amount in cash equal to $22.00, in each case without interest and less any applicable withholding taxes.

Accordingly, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered but unsold under the Registration Statements, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on November 19, 2014.

TELEDYNE BOLT, INC. (Registrant)

By:	/s/ Robert Mehrabian
Dr. Robert Mehrabian Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Mehrabian (Dr. Robert Mehrabian)	Chief Executive Officer (Principal Executive Officer)	November 19, 2014

/s/ Aldo Pichelli (Aldo Pichelli)	President	November 19, 2014

/s/ Susan L. Main (Susan L. Main)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 19, 2014

/s/ Robert Mehrabian (Dr. Robert Mehrabian)	Director	November 19, 2014

/s/ Melanie S. Cibik (Melanie S. Cibik)	Director	November 19, 2014

/s/ Susan L. Main (Susan L. Main)	Director	November 19, 2014